Exhibit 99.1

SunPower 2025 Annual Meeting Transcript

May 29, 2025

Participants

T.J. Rodgers, Executive Chairman & CEO

Dan Foley, CFO

T.J. Rodgers

Welcome to the 2025 Annual Meeting of Stockholders for Complete Solaria, Inc., which is now operating under the name SunPower.

I am T.J. Rodgers, the Chief Executive Officer and Executive Chairman of SunPower. I will act as chair of this meeting.

Thank you for taking the time to participate in today’s meeting.

This meeting is officially called to order.

I would like to thank the other board members who are in attendance.

Daniel Foley, our Chief Financial Officer, and Jason Cuda of BDO are also in attendance.

Dan will serve as the Secretary of this meeting.

Also present is Jonathan Holland, a representative from Mediant, who will be acting as the Inspector of Election for the meeting.

The stockholders at today’s meeting are being asked to vote on the following proposals described in the Proxy Statement:

1.	To elect the eleven director nominees to serve until the 2026 annual meeting;

2.	To ratify the selection of BDO as our accounting firm; and

3.	To approve an amendment to our 2023 Equity Incentive Plan to reserve an additional 21,555,584 shares of common stock for issuance under such plan.

Dan has a certified list of eligible stockholders entitled to vote at this meeting, and he has advised us that a quorum is present at this meeting.

I will now ask him to make his report and discuss the procedures for transacting the business of the meeting.

Dan Foley, CFO

Thank you, T.J.

Mediant delivered an affidavit for the distribution of the proxy materials, which states that the proxy materials were mailed on May 2, 2025. This affidavit is available if any stockholder wishes to examine it and will be filed with the minutes of this meeting.

There were 65,781,061 shares of common stock outstanding on the Record Date. A list of registered stockholders on the Record Date is available on the virtual annual meeting webpage.

We will accept general questions from stockholders or proxy holders, which may be submitted during the meeting by following the instructions on the virtual annual meeting webpage. You must be logged into the meeting webpage to submit questions.

If you ask a question, we will follow up with you directly after the meeting.

I will now turn it back over to T.J. to discuss formal business.

T.J. Rodgers, CEO

The meeting is now open and ready for business and to consider and vote on the proposals described in the proxy statement and summarized by Dan.

As set forth in the proxy statement, the Board of Directors unanimously recommends that stockholders vote for each of the proposals.

The meeting is now open for discussion of the proposals. Questions are limited to the proposals presented. Questions must be submitted through the meeting webpage, and you must be logged into the meeting webpage to ask questions. As a reminder, we will address other questions submitted after the meeting.

I declare the polls open. If you have already voted by proxy and do not wish to change your vote, you need not vote at this meeting. If you wish to revoke your proxy and change your vote, you may do so now by following the instructions on the virtual annual meeting webpage. If you need to vote or change your vote, please do so now.

We will proceed with the balloting on each of the proposals.

I declare the polls closed.

I understand that the votes have been counted, and the preliminary report of the Inspector of Elections has been delivered to the Company. Dan, will you please announce the results of the stockholders’ vote?

Dan Foley, CFO

Thank you, T.J.

The preliminary report of the Inspector of Elections indicates that:

1.	Each nominee for director has been elected to serve until the 2026 annual meeting of stockholders. These candidates received the highest number of votes, constituting a plurality of the votes cast.

2.	BDO has been approved as the Company’s independent registered public accounting firm for the year ending December 2025 by the affirmative vote of a majority of the votes cast.

3.	The proposal to amend our 2023 Equity Incentive Plan to reserve an additional 21,555,584 shares for issuance under the plan has been approved by stockholders by the affirmative vote of a majority of the total votes cast.

I will now turn it back over to T.J. for final comments.

T.J. Rodgers, CEO

Thank you, Dan. Please file the final report with the minutes of the meeting.

This completes the business to be conducted at this meeting.

Before I adjourn the meeting, I'd like to provide our shareholders with a few comments.

First of all, thank you very much for approving proposal three. This gives us the stock we need to grow by acquisition and to pay for the tremendous growth we've had from SunPower's acquisition - by approving the stock we gave the SunPower employees.

Secondly, I'd like to make some brief comments on the ITC issues surrounding the industry right now. I will give you a more complete analysis of them next week, but I can say some things that I know now. Even…and this is based on accurate models not forecasts which I have worked on in detail for the last four days, even if the ITC market problems cause our revenue this quarter to wobble a little bit, our official forecast is $80 million, that wobbling is unlikely to go below $75 million.

And even if the ITC decisions that have yet to be made end up simply talked about at the end, they are harmful, I’ve looked carefully at 2026 and see a company, where our revenue could fall from $80 to $71 million – and not lose any money. That is, I see a company with profit for the next year.

So, while I'm getting ready to give you the details of those conclusions based on details, I simply said, I've modeled the result of bad outcomes of the ITC issue right now, and we will make it through fine, unless our quarterly revenue goes well below $70 million. We won't even lose any money in the next four quarters. And I thought you ought to know that before another week goes by and I can prepare a longer presentation.

So, I declare that the 2025 annual meeting of stockholders of Complete Solaria is hereby adjourned. Thank you for your participation and interest.

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